UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

RCM TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Copies to:

Justin W. Chairman, Esq. Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103-2921 (215) 963-5061	Keith E. Gottfried, Esq. Alston & Bird LLP 950 F. Street, N.W. Washington, DC 20004-1404 (202) 239-3679

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RCM Technologies, Inc., a Nevada corporation (“RCM” or the “Company”), is filing materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies from its stockholders in connection with its 2013 Annual Meeting of Stockholders to be held on December 5, 2013 and at any and all adjournments or postponements thereof (the “2013 Annual Meeting”). In connection with its 2013 Annual Meeting, RCM has filed a definitive proxy statement and a WHITE proxy card with the SEC on October 30, 2013, and has commenced the mailing of a definitive proxy statement and WHITE proxy card to its stockholders.

Wall Street Journal Article Published on November 18, 2013

On Monday, November 18, 2013, the Wall Street Journal published an article in response to RCM’s announcement earlier that day that it was terminating its stockholder rights plan.  The article, as published online, included the following quote from RCM’s Chairman, President and Chief Executive Officer, Leon Kopyt, which was taken from RCM’s press release issued earlier that day: “When the RCM Board adopted the rights plan earlier this year following the Legion Group’s announcement of its proxy contest against RCM, we were very clear that this was a limited-purpose, limited-duration rights plan.”

The full text of Mr. Kopyt’s quote, as contained in the press release that RCM issued early in the day on November 18, 2013 is as follows:

“When the RCM Board adopted the rights plan earlier this year following the Legion Group’s announcement of its proxy contest against RCM, we were very clear that this was a limited-purpose, limited-duration rights plan,” said Leon Kopyt, Chairman of the Board and Chief Executive Officer. “In approving the early termination of the rights plan, as with our actions earlier this year in declassifying our board, adopting majority voting in the election of directors, adopting stock ownership guidelines and appointing a lead independent director, we continue to demonstrate our willingness to be receptive to stockholder input, particularly around corporate governance enhancements that have the potential to improve the functionality of our Board and make it more accountable to stockholders.”

As previously announced, Legion Partners Asset Management, LLC and the other members of its dissident stockholder group (collectively, the “Legion Group”) are pursuing a proxy contest to elect two nominees to the RCM Board at the 2013 Annual Meeting to be held on Thursday, December 5, 2013, at 6:00 p.m., local time, at the offices of Morgan, Lewis & Bockius LLP in Philadelphia, Pennsylvania. The RCM Board strongly urges stockholders to vote the WHITE proxy card provided by RCM and reject the nominees presented by the Legion Group.

Additional Information and Where to Find It

RCM, its directors and certain of its executive officers and employees are deemed to be participants in the solicitation of proxies from RCM’s stockholders in connection with the 2013 Annual Meeting.  RCM filed a definitive proxy statement with the SEC on October 30, 2013 (the “RCM Proxy Statement”) in connection with the solicitation of proxies for the 2013 Annual Meeting.

STOCKHOLDERS ARE URGED TO READ THE RCM PROXY STATEMENT

(INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT RCM WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of these participants and their direct or indirect interests, by security holdings or otherwise, is set forth in the RCM Proxy Statement filed with the SEC in connection with the 2013 Annual Meeting. To the extent holdings of RCM’s securities have changed since the amounts shown in the RCM Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Stockholders can obtain, free of charge, copies of the RCM Proxy Statement and any other documents filed by RCM with the SEC in connection with the 2013 Annual Meeting at the SEC’s website (www.sec.gov), at RCM’s website (www.rcmt.com) or by writing to Mr. Kevin Miller, Chief Financial Officer, RCM Technologies, Inc., 2500 McClellan Avenue, Suite 350, Pennsauken, NJ  08109. In addition, copies of the proxy materials may be requested from RCM’s proxy solicitor, MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016 or toll-free at (800) 322-2885.